Exhibit 11
             CARPENTER TECHNOLOGY CORPORATION AND SUBSIDIARIES
                  EARNINGS PER COMMON SHARE COMPUTATIONS
       for the Three and Six Months Ended December 31, 1993 and 1992
                   (in thousands, except per share data)

                                            Three Months        Six Months
                                          ----------------   ----------------
                                           1993     1992      1993      1992
                                          ------   ------    ------    ------
Net Income (Loss) for Common Shares
- -----------------------------------
Income before cumulative effect of
 changes in accounting principles        $ 7,360  $ 1,914   $10,132   $  4,566
Dividends accrued on convertible
 preferred stock, net of tax benefits       (413)    (411)     (819)      (817)
                                         -------  -------   -------   --------
Income for primary earnings per
 common share before cumulative effect
 of changes in accounting principles       6,947    1,503     9,313      3,749
Cumulative effect of changes in
 accounting principles                         -        -         -    (74,676)
                                         -------  -------   -------   --------
Net income (loss) for primary
 earnings per common share               $ 6,947  $ 1,503   $ 9,313   $(70,927)
                                         =======  =======   =======   ========
Weighted Average Common Shares
- ------------------------------
Weighted average number of common
 shares outstanding                        7,999    7,964     7,994      8,056

Effect of shares issuable under the
 stock option plans                           33        1        25          1
                                         -------  -------   -------   --------
Weighted average common shares             8,032    7,965     8,019      8,057
                                         =======  =======  ========   ========
Primary Earnings (Loss)
 Per Common Share
 ----------------
Primary earnings per common share
 before cumulative effect of changes
 in accounting principles                $   .86  $   .19   $  1.16   $    .47
Cumulative effect of changes in
 accounting principles                         -        -         -      (9.32)
                                         -------  -------   -------   --------
Primary earnings (loss)
 per common share                        $   .86  $   .19   $  1.16   $  (8.85)
                                         =======  =======   =======   ========

Primary loss per common share for the cumulative effect of changes in accounting principles of $(9.32) is computed using the weighted average common shares outstanding for the year ended June 30, 1993 of 8,009. The result is not materially different from using the weighted average shares for the six months ended December 31, 1992.

Earnings per common share before cumulative effect of changes in accounting principles on a fully diluted basis were substantially the same as primary earnings per common share before cumulative effect of changes in accounting principles.
                                      E-2